 EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                               January 30, 2013
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
                (707) 678-3041

First Northern Community Bancorp – Fourth Quarter Earnings Report
Healthy Gains in Net Income – Board Declares 2% Stock Dividend

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the fourth quarter of 2012.  Louise Walker, President and Chief Executive Officer, stated, “The Company reported net income for full-year 2012 of $4.6 million, up 70.4% compared to net income of $2.7 million for full-year 2011.”  Net income available to common shareholders totaled $3.5 million for 2012, up 169.2% compared to net income available to common shareholders for 2011 of $1.3 million.  Diluted earnings per share for the year ended December 31, 2012 was $0.37, up 164.3% compared to diluted income per share of $0.14 reported for 2011.

Net income for the quarter ended December 31, 2012 was $1.1 million compared to $155,000 for fourth quarter 2011.  Net income available to common shareholders for the quarter ended December 31, 2012 totaled $858,000 or $0.09 per diluted common share, compared to a loss of $137,000 or -$0.01 per diluted common share for fourth quarter 2011.

Total assets at December 31, 2012 were $831.5 million, an increase of $50.3 million, or 6.4%, compared to the same period in 2011.  Total deposits of $730.8 million increased $51.8 million, or 7.6%, compared to December 31, 2011 figures.  During that same period, total net loans (including loans held-for-sale) increased $9.4 million, or 2.2%, to $445.0 million.  Total risk-based capital was 18.19%, far exceeding the ‘well-capitalized’ threshold of 10%.

At their regular meeting on January 24, 2013, the Board of Directors of the Company declared a 2% stock dividend, payable March 29, 2013 to shareholders of record as of February 28, 2013. All income per share amounts have been adjusted to give retroactive effect to the stock dividend.

Commenting on the Company’s financial results, Walker stated, “2012 was a year of genuine progress for First Northern Community Bancorp; progress was made across all business lines,

resulting in solid growth and much improved annual net earnings.”  “We are particularly pleased with our year over year improvement in our asset quality; problem assets, non-performing loans and past due loans have all seen marked improvement, returning to pre-financial crisis levels.  While the region’s loan demand remained constrained and loan payoffs persisted, the Company’s lending team worked diligently to bring new business relationships to First Northern Bank.  Our reputation for employing knowledgeable and friendly bankers who possess an honest desire to understand their customers’ unique financial needs continues to be a differentiator for our Company.  As we have done for the past 103 years, we will  work hard to deepen our existing client relationships and attract quality new relationships.  In an increasingly competitive industry, small to medium-sized businesses are looking for more dedicated and experienced service professionals to partner with as their trusted advisor over the long haul.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. First Northern has 10 branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville,
Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. First Northern Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, national and local political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in any forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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